Exhibit 99.1
Agilysys Reports Unaudited Fiscal 2008 Third-Quarter Results
•	Net sales increased 65% for the quarter including 12% organic growth and 61% for the first nine months including 13% organic growth

•	Operating income of $2.5 million for the quarter was flat compared with last year

•	Company repurchased 8.4 million or 27% of outstanding shares to date
BOCA RATON, Fla. – February 1, 2008 – Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, today announced fiscal 2008 unaudited third-quarter results for the period ended December 31, 2007.
Third-Quarter Results of Operations
Sales for the third quarter increased 65.1% to $250.1 million, compared with $151.5 million in the third quarter of fiscal 2007. Organic revenue grew $17.9 million, or 11.8%, compared with last year’s third quarter, and represented 18.2% of the sales increase. Revenue from the company’s four recent acquisitions contributed $80.7 million, or 81.8% of the sales increase.
Fiscal 2008 third-quarter sales of hardware products were $189.3 million, up 57.8%, compared with $120.0 million for last year’s third quarter. Software sales were $25.5 million, up 119.5% from $11.6 million a year ago. Services revenue was $35.3 million, up 77.3% from $19.9 million a year ago.
Gross margin for the third quarter was $57.7 million, or 23.1% of sales, compared with $35.5 million, or 23.4% of sales, for the third quarter of fiscal 2007. The slight decline in gross margin percentage was due to the change in customer and product mix in the quarter compared with the year-ago quarter.
Selling, general and administrative (SG&A) expenses for the third quarter were $55.2 million, or 22.1% of sales, compared with $33.0 million, or 21.8% of sales, in the same quarter a year ago. The $22.2 million increase in SG&A expenses was principally due to incremental operating expenses from the company’s recent acquisitions, which contributed $19.1 million, or 86.0% of the increase in expenses. Depreciation and amortization expense for the quarter was $8.2 million compared with $1.9 million last year.
Net interest income for the third quarter was $1.4 million compared with $1.0 million in the same period last year. The improvement was due to the company’s higher cash position, which was partially offset by a slight decline in the yield earned on the company’s short-term investments.
Income from continuing operations for the third quarter was $1.1 million, or $0.04 per share, compared with $2.5 million, or $0.08 per share, for the third quarter last year. Included in income from continuing operations was a loss of approximately $1.0 million associated with the company’s equity investment.
EBITDA was $10.6 million for the current quarter, compared with $4.4 million a year ago. As a result of the March 2007 divestiture of the company’s KeyLink Systems distribution business and recent acquisitions, the company believes that EBITDA from continuing operations (earnings before interest, taxes, depreciation, amortization, and results of discontinued operations) most accurately reflects the company’s performance and provides more meaningful year-over-year comparisons. (NOTE: A reconciliation of EBITDA to net income is provided in the financial tables included in this release. This financial measure of profitability is included to supplement the unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”) in this press release. See the “Use of Non-GAAP Financial Information” section in this release for further information.)
Excluding one-time discrete tax items, the effective income tax rate for continuing operations for the three months ended December 31, 2007 was 66.4% compared with 20.6% for the third quarter in the prior year. The effective income tax rate differs from the statutory rate principally because of the effects of losses related to the company’s equity investment, tax code limitations on deductibility of meals and entertainment expenses, and compensation associated with incentive stock option awards.
“Operationally, this quarter was very strong, with solid demand across our base business and our newly acquired businesses,” said Arthur Rhein, chairman, president and chief executive officer. “However, our quarterly financial results reflect lower sales than anticipated due to a significant increase in bill-and-hold sales, which consistent with our revenue recognition policies, will contribute to sales and earnings in subsequent quarters. Additionally, we incurred higher costs in the quarter for unanticipated one-time expenses associated with acquisitions.”
Year-to-Date Results of Operations
For the nine months ended December 31, 2007, sales were $574.6 million, a 61.2% increase compared with sales of $356.5 million for the comparable period last year. Organic growth accounted for $45.5 million, or 20.9%, of the increase in sales, representing a 12.8% increase compared with last year. Incremental sales from the company’s recent acquisitions accounted for $172.7 million, or 79.1%. of the increase, representing an increase of 48.4% over the comparable period last year.
Year-to-date sales of hardware products were $427.2 million, up 63.8% from $260.7 million for the first nine months of last year. Software sales were $52.5 million, up 105.9% from $25.5 million a year ago. Services revenue was $95.0 million, up 35.2% from $70.3 million last year.
Gross margin for the nine months was 23.1% of sales, compared with 24.9% in the prior-year period. The decline in gross margin percentage was due to a change in customer and product mix, including acquisitions made in the past year. Approximately 40 basis points of the decline was unanticipated and is due to our increased participation in a more highly competitive storage environment.
Selling, general and administrative expenses were $139.2 million, or 24.2% of sales, for the year to date, compared with $95.8 million, or 26.9%, in the prior-year nine-month period. The $43.4 million increase in SG&A expense was mainly due to incremental operating expenses from the company’s recent acquisitions, which accounted for $37.3 million, or 85.9% of the increase. Depreciation and amortization for the first nine months was $13.3 million compared with $5.9 million for the same period last year.
Income from continuing operations increased $10.2 million year-to-date to $5.2 million, or $0.17 per share, compared with a loss of $5.1 million, or a loss of $0.17 per share, for the same period a year ago.
EBITDA for the nine-month period was $6.9 million, an increase of $8.0 million over the prior-year period’s loss of $1.1 million.
Recent Acquisitions and Intangible Asset Amortization
Over the past 13 months, the company has recorded total intangible amortization expense of $5.9 million for the third quarter, and $8.8 million for the nine months ended December 31, 2007.
This quarter’s results included the full-quarter contribution of all four acquisitions, which have been integrated into the organization. Visual One Systems – acquired in January 2007 for $14.3 million – is a leading developer of open system software, has been integrated into the Hospitality Solutions business. Agilysys also completed the acquisition of InfoGenesis – acquired in June 2007 for $90.7 million. InfoGenesis is a software developer with the most innovative and scalable point-of-sale product in the hospitality industry. Both of these acquisitions have significantly expanded the company’s customer base in the hospitality market and have strengthened its already leading positions in key segments of the hospitality industry.
In April, the company acquired Stack Computer for $26.9 million. Stack, an EMC premier technology integrator and Cisco Advanced Technology Partner, has become the foundation of the company’s storage and networking solutions practice. And, in July, Agilysys completed the acquisition of Innovativ Systems Design for $108.6 million. Innovativ is the largest U.S. solution provider of Sun Microsystems server, storage and enterprise storage management products and professional services. All of these acquisitions have established new markets for Agilysys, diversified the company’s supplier mix, and broadened its customer base.
Balance Sheet and Treasury Highlights
Cash flow from continuing operations in the attached cash flow statement includes divestiture related charges. Excluding taxes and transaction expenses associated with the divestiture, the company generated $17.7 million in cash flow from operations for the year to date.
Cash and cash equivalents were $138.4 million compared with $604.7 million at March 31, 2007. The decrease in cash was due to acquisitions, repurchase of common stock and tax payments related to the divestiture of KeyLink Systems distribution business. The company has aggressively invested the majority of the divestiture proceeds in strategic acquisitions and recapitalizing the business. The company paid $212.7 million, net of cash acquired, for acquisitions and $120.5 million for the repurchase of common shares.
As of December 31, 2007, accounts receivable were $224.7 million, an increase of 92.5%, or $108.0 million, compared with $116.7 million at March 31, 2007. Accounts payable of $185.8 million increased 120% from $84.3 million at March 31, 2007. The increases in receivables and payables were due to the overall increase in company sales and the impact of recent acquisitions.
Inventory was $48.2 million at December 31, 2007, compared with $9.9 million at March 31, 2007. Included in inventory is $31.5 million in bill-and-hold inventory. From time to time, the company enters into bill-and-hold sales transactions where the customer has placed an order, and consistent with the customer’s requirements, the customer has accepted an invoice with shipment of the product scheduled to occur at a later date. In such instances, revenue and the cost of goods sold are recognized once the product has been shipped to the customer. The cost of goods sold associated with these transactions is included in inventory on the balance sheet until shipped.
Net working capital as a percentage of sales at December 31, 2007 was 5.8%, for the trailing twelve months. This reflects an improvement from 11.0% a year ago, and represents the company’s progress toward its goal of keeping working capital at approximately 5% of sales.
Share Repurchases
On September 26, 2007, Agilysys announced the final results of its modified “Dutch Auction” tender offer, which expired September 19, 2007. The company accepted for repurchase 4,653,287 shares at a price of $18.50 per share, for a total cost of approximately $86.1 million, excluding fees and expenses related to the tender offer.
On December 17, 2007, the company announced it had completed the repurchase of 2,000,000 shares on the open market at a total purchase price of approximately $30.4 million. Also announced on December 17, 2007, Agilysys entered into an additional Rule 10b5-1 plan that enables the repurchase of up to an additional 2,500,000 of the company’s common shares. As of January 25, 2008, 1,793,854 common shares have been repurchased for approximately $26.1 million under this plan.
Including the shares repurchased in the self-tender offer, during the past six months the company has repurchased 8.4 million shares or approximately 27 percent of its previously outstanding basic shares. Following these repurchases, approximately 23.1 million shares are outstanding.
Business Outlook
As of the fiscal 2008 third quarter, the company is updating guidance to account for its nine-month performance. As a result, the company is confirming its previously issued guidance for annual sales and gross margin. Annual sales are expected to be in the range of $780 million to $800 million. Full-year gross margin is expected to remain at approximately 23.5% of sales.
However, the company now expects EBITDA margin to be approximately 2.0% of sales. SG&A expenses are anticipated to be approximately $190 million for the full year, including the impact of acquisition- and integration-related costs, stock compensation expense of $6 million, and depreciation and amortization of $18.5 million. Interest income is expected to be approximately $12.5 million and the company anticipates an effective tax rate of approximately 27% for the fiscal year, including the impact of $2.9 million in year-to-date FIN 48 benefits. Based on an estimated 28.5 million weighted average diluted shares outstanding, earnings per share are expected to be in the range of $0.22 to $0.25 per share.
“Although we are revising EBITDA guidance and are very mindful of maintaining operating efficiencies, we are well ahead of our plans with an $850 million run rate in revenues this year,” said Rhein. “Our strong organic sales growth is occurring at the same time we are integrating four newly acquired businesses without impacting our core business. We remain focused on executing our strategic plan, and are on target toward meeting our long-term financial goals.”
At the time of the March 2007 KeyLink divestiture, the company established the following long-term financial goals including:
•	Grow sales to $1 billion within two years of the March 2007 KeyLink Systems divestiture, and to $1.5 billion in three years;

•	Target gross margins in excess of 20% and EBITDA margins of 6% within three years; and

•	Continue to target long-term return on capital of 15%.
Conference Call Information
A conference call to discuss third-quarter and year-to-date results is scheduled for 11 a.m. ET on Friday, February 1, 2008. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the company’s Web site: www.agilysys.com. A taped replay of the conference call will be available at 2 p.m. ET on Friday, February 1, 2008, through midnight ET on Friday, February 15, 2008, accessible by dialing (877) 344-7529 or (412) 317-0088 (passcode #415198).
Use of Non-GAAP Financial Information
To supplement the unaudited condensed consolidated financial statements presented in accordance with GAAP in this press release, the company uses the non-GAAP financial measure of EBITDA, defined as net income plus interest, taxes, depreciation and amortization. EBITDA is further adjusted to remove the results of discontinued operations to arrive at EBITDA from continuing operations.
Management reviews these non-GAAP financial measures internally to evaluate the company’s performance. Additionally, management believes that such information can enhance investors’ understanding of the company’s ongoing operations. The non-GAAP measures included in this press release have been reconciled to the comparable GAAP measures within the accompanying table, as required under SEC rules regarding the use of non-GAAP financial measures. They should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP.
Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent Securities and Exchange Commission (SEC) filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys long-term financial goals, anticipated revenue gains, sales volume, margin improvements, cost savings, capital expenditures, depreciation and amortization, and new product introductions.
Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate and derive performance from acquisitions, strategic alliances, and joint ventures.
In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the SEC, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Interested persons can obtain it free at the SEC’s Web site, www.sec.gov.
About Agilysys
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology – including hardware, software and services – to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Boca Raton, Fla., Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China.
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Contact:	Martin Ellis
Executive Vice President, Treasurer and
Chief Financial Officer
Agilysys, Inc.
561-999-8780
martin.ellis@agilysys.com

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31		December 31
(In thousands, except share and per share data)	2007	2006	2007	2006
Net sales
Products	$214,770	$131,578	$479,679	$286,218
Services	35,280	19,900	94,965	70,259

Total net sales	250,050	151,478	574,644	356,477
Cost of goods sold
Products	178,438	109,587	409,956	249,620
Services	13,957	6,381	31,904	18,080

Total cost of goods sold	192,395	115,968	441,860	267,700

Gross margin	57,655	35,510	132,784	88,777
Selling, general and administrative expenses	55,163	32,993	139,175	95,799

Operating income (loss)	2,492	2,517	(6,391)	(7,022)
Other expenses (income)
Other expense, net	998	328	78	1,222
Interest income	(1,620)	(1,104)	(12,271)	(3,886)
Interest expense	255	126	689	2,144

Income (loss) before income taxes	2,859	3,167	5,113	(6,502)
Income tax expense (benefit)	1,785	630	(42)	(1,447)

Income (loss) from continuing operations	1,074	2,537	5,155	(5,055)
Income from discontinued operations, net of taxes of $636 and $12,986 for the three-months ended December 31, 2007 and 2006, respectively, and $1,704 and $23,776 for the nine-months ended December 31, 2007, and 2006, respectively	881	17,426	2,832	37,261

Net income	$1,955	$19,963	$7,987	$32,206

Earnings per share — basic
Income (loss) from continuing operations	$0.04	$0.08	$0.17	$(0.17)
Income from discontinued operations	0.04	0.57	0.10	1.22

Net income	$0.08	$0.65	$0.27	$1.05

Earnings per share — diluted
Income (loss) from continuing operations	$0.04	$0.08	$0.17	$(0.17)
Income from discontinued operations	0.03	0.56	0.10	1.22

Net income	$0.07	$0.64	$0.27	$1.05

Weighted average shares outstanding
Basic	25,760,225	30,591,749	29,476,958	30,560,827
Diluted	26,112,682	31,067,820	30,109,946	30,560,827

Cash dividends per share	$0.03	$0.03	$0.09	$0.09

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts at December 31, 2007 are unaudited)

	December 31	March 31
(In thousands)	2007	2007
ASSETS
Current assets
Cash and cash equivalents	$138,404	$604,667
Accounts receivable, net	224,728	116,735
Inventories, net	48,153	9,922
Deferred income taxes	3,821	3,092
Prepaid expenses and other current assets	4,633	3,494
Assets of discontinued operations — current	—	206

Total current assets	419,739	738,116
Goodwill	211,328	93,197
Intangible assets, net	92,294	8,716
Investments in affiliated companies	6,039	11,231
Other non-current assets	26,142	30,701
Property and equipment, net	26,407	17,279

Total assets	$781,949	$899,240

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$185,824	$84,286
Income taxes payable	—	134,607
Accrued and other current liabilities	52,267	32,305
Liabilities of discontinued operations — current	147	162

Total current liabilities	238,238	251,360
Other non-current liabilities	28,637	20,813
Liabilities of discontinued operations — noncurrent	—	223
Shareholders’ equity
Common shares	9,366	9,333
Treasury shares	(2,079)	(10)
Capital in excess of stated value	15,977	129,750
Retained earnings	491,844	489,435
Accumulated other comprehensive loss	(34)	(1,664)

Total shareholders’ equity	515,074	626,844

Total liabilities and shareholders’ equity	$781,949	$899,240

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	December 31
(In thousands)	2007	2006
Operating activities:
Net income	$7,987	$32,206
Less: Income from discontinued operations	(2,832)	(37,261)

Income (loss) from continuing operations	5,155	(5,055)
Adjustments to reconcile income (loss) from continuing operations to net cash used for operating activities (net of effects from business acquisitions):
Gain on redemption of investment in affiliated company	(1,330)	—
Depreciation	2,575	1,219
Amortization	10,877	4,851
Deferred income taxes	(455)	2,310
Stock based compensation	4,606	2,788
Excess tax benefit from exercise of stock options	(97)	(49)
Changes in working capital:
Accounts receivable	(26,030)	(40,627)
Inventories	(28,220)	3,075
Accounts payable	34,076	13,730
Accrued liabilities	(3,001)	(3,396)
Income taxes payable	(134,047)	10,061
Other changes, net	928	(1,435)
Other non-cash adjustments	84	(1,612)

Total adjustments	(140,034)	(9,085)

Net cash used for operating activities	(134,879)	(14,140)

Investing activities:
Proceeds from redemption of investment in affiliated company	4,770	—
Acquisition of businesses, net of cash acquired	(212,741)	—
Proceeds from escrow settlement	—	423
Purchase of property and equipment	(5,981)	(2,034)

Net cash used for investing activities	(213,952)	(1,611)

Financing activities:
Purchase of treasury shares	(120,471)	—
Dividends paid	(2,690)	(2,753)
Issuance of common shares	1,446	1,230
Principal payment under long term obligations	(189)	(59,519)
Excess tax benefit from exercise of stock options	97	49

Net cash used for financing activities	(121,807)	(60,993)

Effect of exchange rate changes on cash	1,575	10

Cash flows used for continuing operations	(469,063)	(76,734)
Cash flows of discontinued operations
Operating cash flows	2,800	29,834
Investing cash flows	—	60

Net decrease in cash	(466,263)	(46,840)
Cash at beginning of period	604,667	147,850

Cash at end of period	$138,404	$101,010

AGILYSYS, INC.
RECONCILIATION OF EBITDA TO NET INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31		December 31
(In thousands)	2007	2006	2007	2006
Net income	$1,955	$19,963	$7,987	$32,206
Plus:
Interest income, net	(1,365)	(978)	(11,582)	(1,742)
Income tax expense (benefit)	1,785	630	(42)	(1,447)
Depreciation and amortization expense (a)	8,152	1,923	13,283	5,901
Other expenses, net	998	328	78	1,222
Income from discontinued operations	(881)	(17,426)	(2,832)	(37,261)

EBITDA from continuing operations	$10,644	$4,440	$6,892	$(1,121)

(a)	Depreciation and amortization expense excludes amortization of deferred finance costs, as such costs are already included in interest income, net.